Exhibit 32.1

CERTIFICATION

Pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. §1350), Syed B. Ali, Chief Executive Officer of Cavium Networks, Inc. (the “Company”), and Arthur D. Chadwick, Chief Financial Officer of the Company, each hereby certifies that, to the best of his knowledge:

1. The Company’s Annual Report on Form 10-K for the period ended December 31, 2010, to which this Certification is attached as Exhibit 32.1 (the “Annual Report”) fully complies with the requirements of Section 13(a) or Section 15(d) of the Exchange Act, and

2. The information contained in the Annual Report fairly presents, in all material respects, the financial condition of the Company at the end of the period covered by the Annual Report and results of operations of the Company for the period covered by the Annual Report.

In Witness Whereof, the undersigned have set their hands hereto as of the 28th day of February, 2011.

/s/ Syed B. Ali	/s/ Arthur D. Chadwick
Syed B. Ali	Arthur D. Chadwick
President, Chief Executive Officer and Director (Principal Executive Officer)	Chief Financial Officer, Vice President of Finance and Administration and Secretary
(Principal Financial Officer)

This certification accompanies the Form 10-K to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Cavium Networks, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 10-K), irrespective of any general incorporation language contained in such filing.